Exhibit 5.9
CONSENT OF BRUCE MURPHY
January 19, 2010
United States Securities and Exchange Commission

Re:	Registration Statement on Form F-10
I, Bruce Murphy, FSAIMM, hereby consent to the use of the technical report dated December 2, 2009 and entitled “Bellekeno Project – Updated Preliminary Economic Assessment Technical Report”, including any extracts therefrom or summary thereof, and to references to my name and to my involvement in the preparation of said technical report, as included or incorporated by reference in Alexco Resource Corp.’s Registration Statement on Form F-10 originally dated January 19, 2010 and any amendments thereto, including post-effective amendments, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.
Sincerely,

/s/ Bruce Murphy
Bruce Murphy, FSAIMM
SRK Consulting (Canada) Inc.